EXHIBIT 99.1

Press Release

CONTACT:                               Tricia Haugeto

Array BioPharma Inc.

303-386-1193

thaugeto@arraybiopharma.com

Array BioPharma Announces Pricing of Public Offering of $115 Million of Convertible Senior Notes

Boulder, Colo., (June 4, 2013) – Array BioPharma Inc. (Nasdaq: ARRY) today announced that it has priced its previously announced offering of convertible senior notes in an underwritten public offering pursuant to an effective shelf registration statement on Form S-3. Array will issue a total of $115 million aggregate principal amount of senior notes. Array also granted the underwriters a 30-day option to purchase up to an additional $17.25 million in aggregate principal amount of convertible senior notes in connection with the offering. Array anticipates that its aggregate net proceeds from the offering will be $111.3 million after deducting the underwriting discount and estimated offering expenses payable by Array (assuming no exercise of the underwriters’ option to purchase additional notes), and expects to use approximately $92.6 million of the net proceeds to repay its outstanding secured indebtedness, with the remaining proceeds expected to be used for general corporate purposes. Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as joint book-running managers for the offering, and Piper Jaffray & Co. and Stifel, Nicolaus & Company, Incorporated are acting as co-managers.

The notes will be general senior unsecured obligations of Array. The notes will bear interest at a rate of 3.0% per year, payable semi-annually, and will mature on June 1, 2020. The notes will be convertible by the holders beginning March 1, 2020, or earlier upon specified events, and upon conversion, the holders will receive, at Array’s option, shares of Array’s common stock, cash or a combination of shares and cash. The notes will be convertible at an initial conversion rate of 141.8641 shares per $1,000 in principal amount of notes, equivalent to a conversion price of approximately $7.05 per share. Array may redeem some or all of the notes for cash under certain circumstances on or after June 4, 2017. Array anticipates that the offering will close on or about June 10, 2013, subject to customary closing conditions.

The convertible senior note offering is being conducted pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”) on June 3, 2013. Before you invest in the convertible senior notes, you should read the prospectus and accompanying final prospectus relating to the offering and other documents Array has filed with the SEC for more complete information about Array and the offering. A final prospectus supplement relating to this offering will be filed with the SEC and will be available at the SEC’s web site at http://www.sec.gov/. Printed copies of the final prospectus supplement and accompanying prospectus, when available, may also be obtained from Goldman, Sachs & Co. (Attn: Prospectus Department), 200 West Street, New York, New York 10282, Phone: 1-866-471-2526, Fax: 212-902-9316, Email:prospectus-ny@ny.email.gs.com or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling (866) 803-9204.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company and currently expects significant progress toward generating data to support our upcoming Phase 3 / pivotal trial decisions. Novartis expects to begin Phase 3 trials evaluating Array-invented MEK162 in NRAS-mutant melanoma and in BRAF-mutant melanoma under Array’s License Agreement with Novartis in 2013.  In addition, Array will begin a Phase 3 trial evaluating MEK162 in low-grade serous ovarian cancer under the license agreement with Novartis in 2013.  AstraZeneca expects to begin Phase 3 trial with selumetinib (an Array-invented drug) in non-small cell lung cancer in October 2013 and recently initiated a registration trial in thyroid cancer.  Three other Array-invented drugs are also approaching Phase 3 or pivotal trial decisions which are expected by the end of 2013. These include Array’s wholly-owned drugs, ARRY-520 and ARRY-614, and one partnered program, danoprevir (with InterMune/Roche).

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the completion, timing and size of the proposed offering and other statements that are other than statements of historical facts. These statements involve significant risks and uncertainties. Because these statements reflect our current expectations concerning future events, our actual events could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to: the risk that the offering may be delayed or may not occur due to market or other conditions and the satisfaction of customary closing conditions related to the proposed public offering. Additional information concerning these and other factors that may cause actual events to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of Array’s most recent Annual Report on Form 10-K, in our other periodic reports and filings with the SEC and in the prospectus supplement related to the offering. We caution investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Array on the date hereof, and we undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

###